Exhibit 99.1

FOR IMMEDIATE RELEASE

February 14, 2012

Contact:

Beth A. Ardoin, Director of Communications

(337) 521-4701

bardoin@iberiabank.com

KOERNER JOINS IBERIABANK BOARD OF DIRECTORS

NEW ORLEANS, LOUISIANA — IBERIABANK Corporation (NASDAQ: IBKC), holding company of the 124-year-old IBERIABANK (www.iberiabank.com), is pleased to announce the addition of JOHN E. KOERNER, III to the IBERIABANK Corporation Board of Directors.

New Orleans native and resident, Koerner is Managing Member of Koerner Capital, LLC, a private investment company. From 1976 to 1995, he was President and co-owner of Barq’s, Inc. and its subsidiary, The Delaware Punch Company. These two companies marketed soft drinks bearing the corporate names both nationally and internationally. Barq’s was sold to The Coca-Cola Company in July 1995.

In 1994, Beverage Industry Magazine honored Koerner with the prestigious Executive of the Year Award.

“We are very proud that John Koerner has chosen to join our Board of Directors,” said William H. Fenstermaker, Chairman of the Board of IBERIABANK Corporation. “He is an outstanding addition to our current Board, which has served our Company very well, particularly as we have navigated through unprecedented economic times and remarkable industry changes.”

“We are very honored that Johnny has agreed to join our Board,” says Daryl G. Byrd, President and CEO of IBERIABANK Corporation. “His business acumen and board experience adds invaluable depth to our Board of Directors. He brings tremendous insight from his private business experience as well as his board involvement with highly regarded public companies.”

He earned a Bachelor of Science, a Juris Doctor and a Master of Business Administration, all from Tulane University.

He remains active at his alma mater, having served as Chairman of the Tulane University Board of Trustees from 1998 to 2003 and is an emeritus member of that Board. From 1991 to 1996, he served as the Chairman of the Dean’s Council at the A.B. Freeman School of Business, where he has lectured as Adjunct Professor of Entrepreneurship for a number of years.

Koerner is a member of a number of civic boards, including The Nature Conservancy of Louisiana and the National World War II Museum. He served as Chairman of the New Orleans Regional Chamber of Commerce for 1995, was a past Co-Chairman of Metrovision, and was the 2002 - 2003 Chairman of the New Orleans Business Council. He is Chairman of the Local Organizing Committee for the 2012 NCAA Final Four in New Orleans.

He serves on the corporate boards of two public companies, including Legg Mason, Inc. and Lamar Advertising Company. He also serves on the corporate boards of St. Charles Pharmaceuticals, Geocent and Selltis.